Exhibit 99.1

Caterpillar Inc.

4Q 2012 Earnings Release

January 28, 2013

FOR IMMEDIATE RELEASE

Caterpillar Reports Record Sales and Revenues and Profit for 2012;

Inventory Reduced $2 Billion in the Fourth Quarter

PEORIA, Ill.— Despite economic and political uncertainty in the United States, continued economic turmoil in much of Europe and slower growth in China, Caterpillar Inc. (NYSE: CAT) today announced record 2012 sales and revenues of $65.875 billion, an increase of 10 percent from $60.138 billion in 2011.  Profit per share of $8.48 was also an all-time record, including the impact of the previously announced goodwill impairment charge of $0.87 per share related to Siwei.  The 2012 profit per share of $8.48 was up 15 percent from $7.40 in 2011.  Profit was $5.681 billion, an increase of 15 percent from $4.928 billion in 2011.

Fourth-quarter 2012 sales and revenues were $16.075 billion, down $1.168 billion from $17.243 billion in the fourth quarter of 2011.  The impact of changes in dealer new machine inventories lowered sales by about $1.4 billion as dealers reduced inventories about $600 million in the fourth quarter of 2012, compared with an increase of about $800 million in the fourth quarter of 2011.

Fourth-quarter 2012 profit was $697 million compared with $1.547 billion in the fourth quarter of 2011.  Profit was $1.04 per share in the fourth quarter of 2012 compared with profit per share of $2.32 in the fourth quarter of 2011.  Fourth-quarter 2012 profit was negatively impacted by the previously announced goodwill impairment charge of $580 million, or $0.87 per share.  Lower sales and revenues and the cost impact from sharply lower production and the $2 billion decline in Caterpillar inventory also had a negative impact on fourth-quarter profit.  Those impacts were partially offset by a $300 million positive impact related to the settlement of prior-year tax returns.

“From an operational standpoint, 2012 was a very successful year with record sales and profit in a tough economic climate.  Considering the weak economy in the United States, along with much of Europe in recession and China slowing, we had a solid year.  Our incremental operating profit pull through was very good, we made

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progress adjusting inventory levels, and our quality and safety indicators continued to improve,” said Caterpillar Chairman and Chief Executive Officer Doug Oberhelman.

“I’m extremely pleased with our performance on reducing inventory $2 billion in the fourth quarter.  As the world economy began to soften at mid year, we increased our focus on reducing inventory.  Cat dealers also worked to lower their inventories, and, as a result, reduced their order rates during the second half of 2012.  The result was a substantial reduction in our production levels and inventory.  The reductions had a significantly negative impact on fourth-quarter sales and profit.  The $2 billion inventory reduction in the fourth quarter was a remarkable effort, but we’re not done.  Reduced production levels are likely to continue at least through the first quarter of 2013 until inventories and dealer order rates move back in line with end-user demand,” Oberhelman added.

2013 Outlook

The outlook for 2013 is sales and revenues in a range of $60 to $68 billion and profit per share of $7.00 to $9.00.

“The range of our 2013 outlook reflects the level of uncertainty we see in the world today.  We’re encouraged by recent improvements in economic indicators but remain cautious.  While we expect some improvement in the U.S. economy, growth is expected to be relatively weak.  We believe China’s economy will continue to improve, but not to the growth rates of 2010 and 2011.  We also remain concerned about Europe and expect economies in that region will continue to struggle in 2013,” said Oberhelman.

“If the recent improvement in economic indicators continues, 2013 could be another record year for Caterpillar.  We expect the first half of 2013 will be weaker than the first half of 2012, with better growth in the second half.  However, if, like the last two years, growth and confidence decline in the second half, 2013 could be a tough year.  Either way, as we demonstrated with inventory reductions in the fourth quarter, our team is prepared to execute and deliver,” Oberhelman added.

Notes:

•                  Glossary of terms is included on pages 18-19; first occurrence of terms shown in bold italics.

•                  Information on non-GAAP financial measures is included on page 20.

For more than 85 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent.  With 2012 sales and revenues of $65.875 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives.  The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services and Progress Rail Services.  More information is available at: http://www.caterpillar.com.

Caterpillar contact:  Jim Dugan, Corporate Public Affairs, (309) 494-4100 (Office) or (309) 360-7311 (Mobile)

FORWARD-LOOKING STATEMENTS

Certain statements in this Press Release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements.  All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance, and we do not undertake to update our forward-looking statements.

Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global economic conditions and economic conditions in the industries and markets we serve; (ii) government monetary or fiscal policies and infrastructure spending; (iii) commodity or component price increases and/or limited availability of raw materials and component products, including steel; (iv) our and our customers’, dealers’ and suppliers’ ability to access and manage liquidity; (v) political and economic risks and instability, including national or international conflicts and civil unrest; (vi) our and Cat Financial’s ability to: maintain credit ratings, avoid material increases in borrowing costs, and access capital markets; (vii) the financial condition and credit worthiness of Cat Financial’s customers; (viii) inability to realize expected benefits from acquisitions and divestitures, including the acquisition of Bucyrus International, Inc. and Siwei; (ix) international trade and investment policies; (x) challenges related to Tier 4 emissions compliance; (xi) market acceptance of our products and services; (xii) changes in the competitive environment, including market share, pricing and geographic and product mix of sales; (xiii) successful implementation of capacity expansion projects, cost reduction initiatives and efficiency or productivity initiatives, including the Caterpillar Production System; (xiv) sourcing practices of our dealers or original equipment manufacturers; (xv) compliance with environmental laws and regulations; (xvi) alleged or actual violations of trade or anti-corruption laws and regulations; (xvii) additional tax expense or exposure; (xviii) currency fluctuations; (xix) our or Cat Financial’s compliance with financial covenants; (xx) increased pension plan funding obligations; (xxi) union disputes or other employee relations issues; (xxii) significant legal proceedings, claims, lawsuits or investigations; (xxiii) compliance requirements imposed if carbon emissions legislation and/or regulations are adopted; (xxiv) changes in accounting standards; (xxv) failure or breach of IT security; (xxvi) adverse effects of natural disasters; and (xxvii) other factors described in more detail under “Item 1A.  Risk Factors” in our Form 10-K filed with the SEC on February 21, 2012 for the year ended December 31, 2011.  This filing is available on our website at www.caterpillar.com/secfilings.

Key Points

Fourth Quarter 2012

(Dollars in millions except per share data)

	Fourth Quarter 2012	Fourth Quarter 2011	$ Change	% Change
Machinery and Power Systems Sales	$15,357	$16,557	$(1,200)	(7)%
Financial Products Revenues	718	686	32	5%
Total Sales and Revenues	$16,075	$17,243	$(1,168)	(7)%

Profit	$697	$1,547	$(850)	(55)%
Profit per common share - diluted	$1.04	$2.32	$(1.28)	(55)%

Full Year 2012

(Dollars in millions except per share data)

	Full Year 2012	Full Year 2011	$ Change	% Change
Machinery and Power Systems Sales	$63,068	$57,392	$5,676	10%
Financial Products Revenues	2,807	2,746	61	2%
Total Sales and Revenues	$65,875	$60,138	$5,737	10%

Profit	$5,681	$4,928	$753	15%
Profit per common share - diluted	$8.48	$7.40	$1.08	15%

2012 Highlights

•                  2012 sales and revenues of $65.875 billion and profit per share of $8.48 were both all-time records.

•                  Inventory was significantly reduced during the fourth quarter of 2012, down about $2 billion from the third quarter of 2012.

•                  Machinery and Power Systems (M&PS) operating cash flow was $4.198 billion in 2012, compared with $7.972 billion in 2011.

•                  M&PS debt-to-capital ratio was 37.4 percent, down from 42.7 percent a year earlier.

2013 Outlook

•                  The outlook for 2013 is sales and revenues in a range of $60 to $68 billion and profit per share of $7.00 to $9.00.

•                  We expect capital expenditures for 2013 to be slightly below 2012 capital expenditures of $3.4 billion.

CONSOLIDATED RESULTS

Fourth Quarter 2012 vs. Fourth Quarter 2011

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between the fourth quarter of 2011 (at left) and the fourth quarter of 2012 (at right).  Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues

Total sales and revenues were $16.075 billion in the fourth quarter of 2012, a decrease of $1.168 billion, or 7 percent, from the fourth quarter of 2011.  When reviewing the change in sales and revenues, we focus on the following perspectives:

•                  Reason for the change:  Sales volume decreased $1.655 billion, and the impact of currency was unfavorable $82 million.  The majority of the sales volume decrease was related to changes in dealer new machine inventories.  These decreases were partially offset by increased price realization of $421 million and the favorable net impact of acquisitions and divestitures of $116 million.  Financial Products revenues were $32 million higher.

•                  Sales by geographic region:  Excluding acquisitions and divestitures, sales decreased in all geographic regions except Latin America, with the most significant decrease in North America.  Within Asia/Pacific, decreases in China and other parts of Asia/Pacific more than offset sales increases in Australia and Japan.  Within EAME, lower sales in Europe and CIS were partially offset by increased sales in the Middle East and Africa.

•                  Segment: The decrease in sales was primarily due to Construction Industries, with sales down 25 percent.  Excluding acquisitions and divestitures, Resource Industries’ sales improved 16 percent, and Power Systems’ sales decreased 9 percent.  Financial Products’ revenues were up 5 percent.

Consolidated Operating Profit

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between the fourth quarter of 2011 (at left) and the fourth quarter of 2012 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.  The bar entitled Other includes consolidating adjustments and Machinery and Power Systems other operating (income) expenses.

Operating profit for the fourth quarter of 2012 was $1.038 billion, a decline of $922 million from the fourth quarter of 2011.  The most significant item was the goodwill impairment charge related to Siwei of $580 million.  The remaining $342 million decline was primarily the result of higher manufacturing costs and lower sales volume (which includes the impact of a favorable mix of products), partially offset by favorable price realization.  Manufacturing costs were unfavorable primarily due to inefficiencies driven by lower production and declining inventory in the fourth quarter of 2012.

Other Profit/Loss Items

•                  Interest expense excluding Financial Products increased $8 million from the fourth quarter of 2011.

•                  Other income/expense was expense of $11 million compared with income of $125 million in the fourth quarter of 2011.  The decrease was due to the unfavorable impact of currency gains and losses.

•                  The provision for income taxes in the fourth quarter of 2012 reflects an effective tax rate of 30.5 percent compared with 26.5 percent for the fourth quarter of 2011, excluding the items discussed in the next paragraph.  The increase from 26.5 percent to 30.5 percent is primarily due to changes in our geographic mix of profits from a tax perspective and the expiration of the U.S. research and development tax credit.  While the American Taxpayer Relief Act of 2012 extended the credit, the related benefit will be reported in 2013 results due to the law’s enactment in January 2013.

The 2012 fourth-quarter tax provision includes a benefit of $300 million from a decrease in tax and interest reserves due to a settlement reached with the Internal Revenue Service related to 2000 through 2006 U.S. tax returns.  Approximately $200 million of this benefit is related to tax, and $100 million is related to interest.  This was offset by a negative impact of $237 million from goodwill not deductible for tax purposes related to the Siwei goodwill impairment and the divestiture of portions of the Bucyrus distribution business.  This compares to a $108 million net benefit in the fourth quarter of 2011.

•                  Profit/loss attributable to noncontrolling interests favorably impacted profit by $12 million compared with the fourth quarter of 2011.

Global Workforce

Caterpillar worldwide full-time employment was 125,341 at the end of 2012 compared with 125,099 at the end of 2011, an increase of 242 full-time employees.  The flexible workforce decreased 6,989 for a net decrease in the global workforce of 6,747.

The decrease was the result of divestitures and lower production in the fourth quarter of 2012, partially offset by acquisitions.  Divestitures, primarily the sale of a majority interest in our third party logistics business and portions of the Bucyrus distribution business, decreased the global workforce by 7,723.  Acquisitions, primarily Siwei, added 4,643 to the global workforce.

	December 31,
	2012	2011	Change
Full-time employment	125,341	125,099	242
Flexible workforce	17,716	24,705	(6,989)
Total	143,057	149,804	(6,747)

Summary of change
U.S. workforce			33
Non-U.S. workforce			(3,700)
			(3,667)

Acquisitions/divestitures net			(3,080)
Total			(6,747)

SEGMENT RESULTS

Sales and Revenues by Geographic Region

(Millions of dollars)	Total	% Change	North America	% Change	Latin America	% Change	EAME	% Change	Asia/ Pacific	% Change
Fourth Quarter 2012
Construction Industries[1]	$4,028	(25)%	$1,445	(17)%	$600	(23)%	$882	(28)%	$1,101	(32)%
Resource Industries[2]	5,776	14%	1,467	(13)%	1,095	42%	1,266	32%	1,948	20%
Power Systems[3]	5,307	(6)%	1,994	(9)%	539	(25)%	1,628	(4)%	1,146	9%
All Other Segment [4]	255	(49)%	153	(35)%	16	(38)%	48	(67)%	38	(58)%
Corporate Items and Eliminations	(9)		(12)		1		1		1
Machinery & Power Systems Sales	$15,357	(7)%	$5,047	(14)%	$2,251	(2)%	$3,825	(5)%	$4,234	(3)%

Financial Products Segment	789	5%	422	2%	103	10%	104	(5)%	160	19%
Corporate Items and Eliminations	(71)		(41)		(8)		(6)		(16)
Financial Products Revenues	$718	5%	$381	2%	$95	9%	$98	1%	$144	13%

Consolidated Sales and Revenues	$16,075	(7)%	$5,428	(13)%	$2,346	(2)%	$3,923	(5)%	$4,378	(3)%

Fourth Quarter 2011
Construction Industries [1]	$5,355		$1,743		$777		$1,222		$1,613
Resource Industries[2]	5,056		1,694		771		962		1,629
Power Systems[3]	5,672		2,203		722		1,693		1,054
All Other Segment[4]	496		235		26		145		90
Corporate Items and Eliminations	(22)		(15)		(1)		(4)		(2)
Machinery & Power Systems Sales	$16,557		$5,860		$2,295		$4,018		$4,384

Financial Products Segment	752		413		94		110		135
Corporate Items and Eliminations	(66)		(38)		(7)		(13)		(8)
Financial Products Revenues	$686		$375		$87		$97		$127

Consolidated Sales and Revenues	$17,243		$6,235		$2,382		$4,115		$4,511

1                         Does not include inter-segment sales of $115 million and $142 million in fourth quarter 2012 and 2011, respectively.

2                         Does not include inter-segment sales of $208 million and $314 million in fourth quarter 2012 and 2011, respectively.

3                         Does not include inter-segment sales of $455 million and $644 million in fourth quarter 2012 and 2011, respectively.

4                         Does not include inter-segment sales of $773 million and $865 million in fourth quarter 2012 and 2011, respectively.

Sales and Revenues by Segment

(Millions of dollars)	Fourth Quarter 2011	Sales Volume	Price Realization	Currency	Acquisitions/ Divestitures	Other	Fourth Quarter 2012	$ Change	% Change
Construction Industries	$5,355	$(1,306)	$32	$(53)	$—	$—	$4,028	$(1,327)	(25)%
Resource Industries	5,056	301	267	1	151	—	5,776	720	14%
Power Systems	5,672	(559)	94	(27)	127	—	5,307	(365)	(6)%
All Other Segment	496	(78)	1	(2)	(162)	—	255	(241)	(49)%
Corporate Items and Eliminations	(22)	(13)	27	(1)	—	—	(9)	13
Machinery & Power Systems Sales	$16,557	$(1,655)	$421	$(82)	$116	$—	$15,357	$(1,200)	(7)%

Financial Products Segment	752	—	—	—	—	37	789	37	5%
Corporate Items and Eliminations	(66)	—	—	—	—	(5)	(71)	(5)
Financial Products Revenues	$686	$—	$—	$—	$—	$32	$718	$32	5%

Consolidated Sales and Revenues	$17,243	$(1,655)	$421	$(82)	$116	$32	$16,075	$(1,168)	(7)%

Operating Profit by Segment

(Millions of dollars)	Fourth Quarter 2012	Fourth Quarter 2011	$ Change	% Change
Construction Industries	$26	$534	$(508)	(95)%
Resource Industries	611	997	(386)	(39)%
Power Systems	697	823	(126)	(15)%
All Other Segment	126	236	(110)	(47)%
Corporate Items and Eliminations	(534)	(721)	187
Machinery & Power Systems	$926	$1,869	$(943)	(50)%
Financial Products Segment	180	134	46	34%
Corporate Items and Eliminations	2	22	(20)
Financial Products	$182	$156	$26	17%
Consolidating Adjustments	(70)	(65)	(5)
Consolidated Operating Profit	$1,038	$1,960	$(922)	(47)%

Construction Industries

Construction Industries’ sales were $4.028 billion in the fourth quarter of 2012, a decrease of $1.327 billion, or 25 percent, from the fourth quarter of 2011.  Sales decreased in all geographic regions of the world, driven by dealers reducing new machine inventory levels in the fourth quarter of 2012 compared with dealers increasing inventory levels in the fourth quarter of 2011.  Dealer-reported new machine inventory decreased about $950 million during the fourth quarter of 2012 compared with an increase of about $525 million during the fourth quarter of 2011.  Dealer deliveries to end users were about the same as the fourth quarter of 2011.

Construction Industries’ profit was $26 million in the fourth quarter of 2012 compared with $534 million in the fourth quarter of 2011.  The decrease in profit was primarily due to lower sales volume and increased manufacturing costs from inefficiencies driven by lower production and declining inventory in the fourth quarter of 2012.

Resource Industries

Resource Industries’ sales were $5.776 billion in the fourth quarter of 2012, an increase of $720 million, or 14 percent, from the fourth quarter of 2011.  The sales increase was due to higher volume, improved price realization and an increase in Bucyrus sales of $102 million.  New equipment sales increased, while sales for aftermarket parts declined.  Sales increased in every region of the world except North America, where declining coal production contributed to lower sales.

As a result of increased production capability, coupled with our existing mining order backlog, sales were higher than the fourth quarter of 2011.  However, new orders were well below the fourth quarter of 2011.

Resource Industries’ profit was $611 million in the fourth quarter of 2012 compared with $997 million in the fourth quarter of 2011.  The decrease was a result of the goodwill impairment charge related to Siwei of $580 million.

Excluding the impairment charge, segment profit improved as a result of favorable price realization and higher sales volume, which included a favorable mix of products.  This was partially offset by higher manufacturing costs primarily due to inefficiencies driven by lower production and declining inventory in the fourth quarter of 2012.

See discussion on the impact of Bucyrus on page 16.

Power Systems

Power Systems’ sales were $5.307 billion in the fourth quarter of 2012, a decrease of $365 million, or 6 percent, from the fourth quarter of 2011.  The decrease was the result of lower sales volume, partially offset by the acquisition of MWM Holding GmbH (MWM) and improved price realization.

Sales decreased in all regions except Asia/Pacific.  Excluding acquisitions, sales for petroleum, industrial and electric power applications were lower.  Most of the decline was a result of dealers reducing their inventory levels in 2012 compared with dealers increasing inventory levels in 2011.  Rail-related sales also declined.

Power Systems’ profit was $697 million in the fourth quarter of 2012 compared with $823 million in the fourth quarter of 2011.  The decrease was primarily due to lower sales volume (which includes the impact of a favorable mix of products), partially offset by favorable price realization.

MWM, acquired during the fourth quarter of 2011, added sales of $127 million, primarily in EAME, and increased segment profit by $26 million.

Financial Products Segment

Financial Products’ revenues were $789 million, an increase of $37 million, or 5 percent, from the fourth quarter of 2011.  The increase was primarily due to the favorable impact from higher average earning assets, partially offset by the unfavorable impact from lower average financing rates on new and existing finance receivables and operating leases.

Financial Products’ profit was $180 million in the fourth quarter of 2012, compared with $134 million in the fourth quarter of 2011.  The increase was primarily due to a $34 million favorable impact from lower claims experience at Cat Insurance and a $32 million favorable impact from higher average earning assets.  These increases were partially offset by a $17 million increase in the provision for credit losses at Cat Financial.

During 2012, Cat Financial’s overall portfolio quality reflected continued improvement. At the end of 2012, past dues at Cat Financial were 2.26 percent compared with 2.80 percent at the end of the third quarter of 2012 and 2.89 percent at the end of 2011.  Write-offs, net of recoveries, were $46 million for the fourth quarter of 2012, up from $38 million for the fourth quarter of 2011.  Write-offs, net of recoveries, were $102 million for 2012, down from $158 million for 2011.

As of December 31, 2012, Cat Financial’s allowance for credit losses totaled $426 million or 1.49 percent of net finance receivables, compared with $369 million or 1.47 percent of net finance receivables at year-end 2011.

All Other Segment

All Other Segment includes groups that provide services such as component manufacturing, remanufacturing and logistics.

The decrease in sales was primarily due to the absence of our third party logistics business, which was sold in the third quarter of 2012.

The decrease in profit was primarily driven by lower production volume and the absence of our third party logistics business.

Corporate Items and Eliminations

Expense for corporate items and eliminations was $532 million in the fourth quarter of 2012, a decrease of $167 million from the fourth quarter of 2011.  Corporate items and eliminations include: corporate-level expenses; timing differences, as some expenses are reported in segment profit on a cash basis; retirement benefit costs other than service cost; currency differences, as segment profit is reported using annual fixed exchange rates; and inter-segment eliminations.

The decrease in expense from the fourth quarter of 2011 was primarily due to the favorable impact of currency and timing differences, partially offset by increased corporate costs.  Segment profit for 2012 is based on fixed exchange rates set at the beginning of 2012, while segment profit for 2011 is based on fixed exchange rates set at the beginning of 2011.  The difference in actual exchange rates compared with fixed exchange rates is included in corporate items and eliminations and is not reflected in segment profit.

2013 Outlook

2013 Economic Outlook

World economic conditions, while improving, are still relatively weak.  Indicators improved in many countries in late 2012, suggesting better prospects for economic growth in 2013.  In the large economies, we expect some improvement in the United States and China, and a continuation of economic uncertainty in Europe.

Overall, we expect the world economy will begin the year with weak growth and improve as 2013 unfolds.  We anticipate overall world economic growth of at least 2.5 percent—a small improvement from our estimate of 2.3 percent for 2012.

Key points related to this outlook include:

•                  Central banks reduced interest rates over the past 15 months and some further cuts are possible.  With inflation low, we expect there will be little pressure to tighten policies in 2013.  With the exception of Europe, monetary easing will likely offset much of the impacts of tighter fiscal budgets.  Overall, we expect economic policies will be the most favorable for growth since 2010.

•                  One sign lower interest rates are working is that both manufacturing and service purchasing manager indices improved over the past few months.  Both ended 2012 at values that signal growth.

•                  Another positive sign is that metals prices have improved from their mid-August 2012 lows, and fourth-quarter data for China indicates increased imports of coal, iron ore and copper.

•                  We expect economic growth will improve demand for most metals in 2013, and average metal prices in 2013 will be higher than 2012.  We expect copper will average $3.75 per pound in 2013 and China port iron ore $135 per ton.  Those prices will likely be attractive for production and investment.

•                  Coal prices also improved in late 2012, but are currently 5 to 20 percent below a year ago.  We expect that continued relatively low prices for U.S. natural gas will keep pressure on coal prices in 2013.  We are expecting Central Appalachian coal will average about $65 per ton, slightly higher than $63 per ton in 2012.

•                  Average interest rates in developed economies are already below lows reached during the financial crisis, so prospects for lower rates are limited.  However, some central banks are adding liquidity in their financial systems as a way to increase economic growth.

•                  Growth in the developed economies will likely be slow in early 2013 and improve throughout the year.  We expect economic growth will average about 1.5 percent this year, slightly above 2012.

•                  Financial conditions have improved in the United States in response to past U.S. Federal Reserve easing.  Credit spreads are down, bank capital ratios are near record highs and banks are easing lending standards.  The Fed’s plan to increase monthly bond purchases to $85 billion will likely help ease financial conditions and increase lending.  We expect the U.S. economy to grow at least 2.5 percent in 2013.

•                  The underlying fundamentals that support U.S. housing construction continue to improve.  Housing affordability is better, the inventory of unsold homes has come down significantly over the past few years and home prices have begun to recover.  As a result, we expect housing starts to exceed 1 million units in 2013, which would be the highest year since 2007.

•                  Nonresidential building construction in the United States improved in 2012, and we expect further growth in 2013.  Vacancy rates are down, and property prices are up, both trends that we expect to continue.  Infrastructure construction is likely to be higher as we expect state and local government spending to increase in 2013.

•                  Interest rates in the Eurozone are at record lows, and credit spreads are improving.  However, economic policies are less aggressive than in Japan and the United States.  As a result, we expect growth in the

Eurozone will struggle to match 2012, and we expect that construction activity will decline for the sixth consecutive year, reaching the lowest level since at least 1990.

•                  We expect the new Japanese government to ease monetary policy and increase infrastructure spending.  We expect Japanese economic growth near 1 percent in 2013.

•                  Developing economies have been lowering interest rates for more than a year, and average rates are close to levels reached during the financial crisis.  Low interest rates will likely contribute to better growth.  We expect that, in the aggregate, developing economies will grow at more than 5 percent in 2013.

•                  China’s economic slowdown in 2012 unfavorably impacted construction in China and world prices for metals, coal and oil.  In the second half of 2012, the Chinese government accelerated credit growth and infrastructure spending, and, as a result, economic data in the fourth quarter improved.  Our outlook assumes the Chinese government will maintain pro-growth policies throughout 2013.  We expect economic growth near 8.5 percent and a more favorable environment for construction and commodity demand.

•                  Most other Asian countries also lowered interest rates in 2012, and we expect faster economic growth in 2013 than 2012.  Better economic growth is expected to be positive for construction.

•                  Interest rates in Latin America have also been declining and are at record lows in Brazil.  We expect lower interest rates, higher commodity prices and better world economic growth will improve economic growth in the region to about 4 percent in 2013.  We also expect construction activity to improve as a result of better economic growth and large infrastructure programs.

•                  Most countries in Africa/Middle East and CIS have maintained economic policies close to those adopted in the financial crisis, and, as a result, growth has generally been sustained.  We expect pro-growth policies will continue throughout 2013, allowing about 4-percent economic growth in Africa/Middle East and in the CIS.

Economic Risks

•                  Economic policies became more pro-growth in 2012, and, as a result, recent economic data has been more favorable.  Overall, we expect policies to become even more stimulative, so upside to our outlook is possible.  As in the past, we are concerned that central banks will reverse policies too early once better economic growth becomes apparent.

•                  A downside risk is Eurozone growth lagging behind the rest of the world.  As the disparity becomes more evident, concern about the Eurozone economy and its currency could return.

Sales and Revenues Outlook

We expect 2013 sales and revenues to be in a range of $60 to $68 billion reflecting both upside and downside potential from $65.9 billion of sales and revenues in 2012.

We are optimistic that recent positive economic indicators suggest economic growth in 2013, but we remain cautious about how quickly economic improvement will translate into higher sales and revenues.

Following are key points related to the 2013 sales and revenues outlook:

•                 At the middle of our outlook range, sales and revenues are expected to be about $2 billion lower than in 2012.

•                  More than all of the decline in sales and revenues is expected to be in our Resource Industries segment.  Mining customers have announced lower capital expenditures in 2013, and mining equipment in dealer inventories is expected to decline in 2013.

•                  Sales and revenues will be negatively impacted about $200 million per quarter in our All Other segment during the first half of 2013 as a result of the absence of sales from our third party logistics business, which was sold in July of 2012.

•                  We expect that Construction Industries’ sales will be flat to up slightly in 2013 with improving end-user demand largely offset by the impact of dealers lowering inventories in 2013.

•                  We expect Power Systems’ sales to be relatively flat in 2013 compared with 2012.

•                  We are expecting price realization to improve about 1 percent in 2013.

2013 Profit Outlook

The outlook for 2013 profit is a range of $7.00 to $9.00 per share.  Profit in 2012 was $8.48 per share.  Absence of the $580 million ($0.87 per share) goodwill impairment related to Siwei is the most significant favorable factor when comparing the 2013 outlook to 2012 results.

Other key points related to our profit outlook for 2013:

•                  Price realization is expected to be positive to profit in 2013, but the impact is expected to be about offset by higher depreciation and an unfavorable sales mix.

•                  Negative items include lower sales volume and the absence of the $273 million pre-tax gain on the sale of a majority interest of our third party logistics business in the third quarter of 2012.

•                  Absence of the $300 million favorable tax benefit from the settlement of prior-year returns in the fourth quarter of 2012 will be negative, but will be partially offset by the expectation of a favorable discrete tax benefit of about $85 million in 2013 related to U.S. tax law changes that were enacted in 2013, but were retroactive to 2012.

•                  Excluding discrete items, we expect the effective tax rate for 2013 to be near the 30.5 percent rate in 2012.

•                  Capital expenditures in 2013 are expected to be slightly below the $3.4 billion in 2012.

First Quarter of 2013

While we are not providing a specific sales and revenues and profit outlook for the first quarter of 2013, we are expecting that sales and revenues in the first quarter are likely to be significantly lower than the first quarter of 2012.  The middle of our full-year outlook for sales and revenues is about $2 billion below 2012 sales and revenues.  We expect that sales and revenues will decline more than $2 billion in the first quarter of 2013 compared with the first quarter of 2012.

Much of the expected decline in first-quarter sales is a result of the continuation of reduced production as dealers are expected to continue to lower their new machine inventories.  We expect that dealer inventory reductions will be negative to sales in the first quarter of 2013, while in the first quarter of 2012 dealers increased inventory which benefitted Caterpillar sales.

Profit is also expected to be significantly lower in the first quarter of 2013 than in the first quarter of 2012—a result of lower expected sales and the negative cost impact of continuing low production levels and declining inventory.

QUESTIONS AND ANSWERS

Q1:               Your inventory, which had been a concern, declined substantially in the fourth quarter.  Can you describe what you did during the quarter to lower inventory and how it impacted your fourth-quarter results?

A:                       We are pleased with the work that was done throughout the company to achieve significant and orderly inventory reduction in the fourth quarter.  The groundwork began around mid-year as economic indicators began to soften.  Based on softening economic conditions and the amount of inventory we had available in our Product Distribution Centers (PDCs), dealers also took action to lower their inventories.  As a result, new orders from dealers declined sharply in the third quarter, and we began lowering production schedules and incoming material from suppliers around the world.  While production schedules began to decline in the third quarter, the most significant impacts on production and the flow of incoming material were in the fourth quarter.

Our actions, coupled with dealer inventory reductions, had a significant negative impact on fourth-quarter sales and profit.  For sales, the negative impact of dealer inventory changes was about the same as the total company decline in sales and revenues from the fourth quarter of 2011 to the fourth quarter of 2012.  The sales decline, along with the negative cost impact from lower production and declining inventory, were significantly unfavorable to profit.

Q2:               Is inventory at about the right level, or do you expect further reductions?

A:                       Yes, we expect further inventory reductions as production levels will continue to decline at least through the first quarter of 2013.  However, we expect sales will be lower in the first quarter of 2013 so the decline in inventory will not likely be as significant as in the fourth quarter of 2012.

Q3:               While you did not provide specific sales and profit guidance for the first quarter of 2013, your outlook reflects caution regarding the first quarter.  Why?

A:                       The first quarter is typically a seasonally weaker quarter for dealer sales.  The impact of the seasonal weakness is usually partially offset in Caterpillar sales as dealers add to inventories ahead of seasonally stronger second-quarter demand.  We do not expect dealers will add inventory in the first quarter as they usually do, rather, we expect dealers will continue to reduce their inventories until they are right sized with demand.  We expect this will lead to a weak quarter for Caterpillar sales well below the first quarter of 2012.

Q4:               Dealer inventory declined in the fourth quarter of 2012.  What are your expectations for 2013?

A:                       Although dealer new machine inventory declined in the fourth quarter, it increased more than $1 billion during full-year 2012.  Over the course of 2012, we continued to ramp up inventory in our PDCs to better serve dealers and customers.  As a result, we expect that dealers will be able to reduce their inventories further in 2013.  We expect that dealers will reduce inventories by more than they increased in 2012 and will likely end 2013 with inventory below year-end 2011 levels.

Q5:               Can you comment on your order backlog at the end of the fourth quarter?

A:                       At the end of the fourth quarter, the backlog was $19.6 billion.  This represents a $3.5 billion reduction from the end of the third quarter of 2012 and a $10.2 billion reduction from year-end 2011.  The most significant decrease in the fourth quarter of 2012 was in Resource Industries.  Although dealer deliveries to end users in the fourth quarter of 2012 remained about flat compared with the third quarter of 2012, orders received from Cat dealers have continued to be well below end-user demand.

Q6:               We can calculate incremental operating profit pull through, but the impact of your acquisitions and divestitures makes the calculation difficult.  Can you adjust 2012 for acquisitions, divestitures and currency impacts?

A:                       The following table shows the change in sales and revenues and operating profit.  It excludes the impact of acquisitions and divestitures that occurred during 2011 or 2012, and it adjusts sales and operating profit changes for the impact of currency changes.

(Millions of dollars)

	2012	2011	Change
Sales and Revenues	$65,875	$60,138	$5,737
Acquisitions and Divestitures	(5,521)	(2,853)	(2,668)
Sales and Revenues excluding Acquisitions and Divestitures	60,354	57,285	3,069

Sales Currency Impact	582	—	582
Sales and Revenues excluding Acquisitions, Divestitures and Currency Impacts	$60,936	$57,285	$3,651

Operating Profit	$8,573	$7,153	$1,420
Acquisitions and Divestitures Operating (Profit) / Loss	(103)	(9)	(94)
Operating Profit excluding Acquisitions and Divestitures	8,470	7,144	1,326

Operating Profit Currency Impact	(110)	—	(110)
Operating Profit excluding Acquisitions, Divestitures and Currency Impacts	$8,360	$7,144	$1,216

Incremental Margin Rate excluding Acquisitions and Divestitures Impacts			43%

Incremental Margin Rate excluding Acquisitions, Divestitures and Currency Impacts			33%

Q7:               Can you comment on expense related to your short-term incentive compensation plans in 2012?

A:                       Short-term incentive compensation expense is directly related to financial and operational performance.

For 2012, the expense was about $825 million—$230 million in the first quarter, $265 million in the second quarter, $130 million in the third quarter and $200 million in the fourth quarter.  In 2011, the total expense was about $1.2 billion.

Q8:               Can you summarize the impact of Bucyrus operations on 2012 operating profit?

A:                       Following is a table that summarizes the impact of Bucyrus on fourth-quarter and full-year 2011 and 2012 results.

Impact of Bucyrus on Profit

Millions of dollars

	Fourth Quarter 2012	Fourth Quarter 2011	Full Year 2012	Full Year 2011
Impact Excluding Divestitures Gain/(Loss)
Sales	$1,491	$1,389	$4,758	$2,524
Cost of goods sold	(1,269)	(1,140)	(3,716)	(2,159)
SG&A	(161)	(161)	(635)	(351)
R&D	(40)	(14)	(153)	(26)
Other operating income (costs)	5	(7)	3	(84)
Operating profit (loss)	26	67	257	(96)

Interest expense	(28)	(35)	(130)	(79)
Other income (expense)	(9)	(1)	(12)	(228)

Profit (loss) before tax	(11)	31	115	(403)
Income tax (provision)/benefit	5	(3)	(40)	133
Profit (loss) after tax of cons. companies	(6)	28	75	(270)
Profit (loss) attributable to non-controlling interest	—	(1)	(1)	(1)
Profit/(loss)	$(6)	$27	$74	$(271)

Distribution Business Divestitures Gain/(Loss)
SG&A	$(44)	$(17)	$(177)	$(32)
Other operating income (costs)	124	96	310	96
Impact on operating profit	80	79	133	64
Income tax (provision)/benefit	(62)	(61)	(161)	(55)
Profit/(loss)	$18	$18	$(28)	$9

Fourth-quarter 2012 operating profit was unfavorably impacted by $58 million to correct for an overstatement of inventory resulting from previously recorded profit on inter-company sales.  This error favorably impacted 2011 operating profit by $24 million and first-quarter 2012 operating profit by $34 million.

Q9:               Can you comment on M&PS operating cash flow for 2012?

A:                       Machinery and Power Systems (M&PS) operating cash flow was $4.198 billion in 2012, compared with $7.972 billion in 2011. The decrease was due to unfavorable changes in working capital, most significantly accounts payable.  The reduction in payables reflects a decline in material purchases to support inventory reductions achieved in the fourth quarter of 2012.  In addition, tax payments, pension contributions and short-term incentive compensation payments were higher in 2012.

The following questions and answers relate to the accounting misconduct at Siwei that was announced on January 18, 2013:

Q10:  Does the discovery of misconduct at Siwei change Caterpillar’s strategy for China or its view of the mining industry?

A:                       No.  Caterpillar has 23 existing manufacturing facilities in China, four new facilities under construction, four Research & Development (R&D) centers and three logistics and parts centers, employing more than 15,000 people across the country.  In addition, China produces and consumes more coal than any other country in the world.  Our strategy to expand our coal mining business in China is unchanged, and we are optimistic about the underground coal mining equipment opportunities. The accounting misconduct that occurred at Siwei does not reflect the way Caterpillar does business and is not in keeping with our Worldwide Code of Conduct.  The actions of the individuals involved were clearly wrong and purposely designed to overstate the profitability of the company prior to our acquisition.  This does not change our plans to develop, grow and improve the business. The acquisition is aligned with Caterpillar’s strategy to expand in the rapidly growing Chinese coal mining equipment industry utilizing the Siwei roof support products and manufacturing capabilities, combined with Caterpillar’s strong commitment to product innovation and safety, to help our mining customers in China become more efficient and safer within their mines.

Q11:        What is Caterpillar’s due diligence process for mergers and acquisitions?

A:                       We believe our process is rigorous and robust and includes Caterpillar personnel and outside accounting, legal and financial advisors. It is important to understand that Siwei was a publicly traded company with audited financial statements. What we discovered at Siwei following the acquisition was deliberate, multi-year, coordinated accounting misconduct that was concealed by the persons responsible.

Q12:        Can you provide more details about the nature of the accounting misconduct?

A:                       Caterpillar first became concerned about an issue when discrepancies were identified in November 2012, between the inventory recorded in Siwei’s accounting records and the company’s actual physical inventory.  This was determined by a physical inventory count conducted at Siwei as part of Caterpillar’s integration process.  Caterpillar promptly launched a comprehensive review and investigation into the nature and source of this discrepancy.  This extensive review has identified inappropriate accounting practices involving improper cost allocation that resulted in overstated profit.  The review further identified improper revenue recognition practices involving early and, at times unsupported, revenue recognition.  This review is ongoing.

Q13:        Have the issues at Siwei had an impact on your 2013 outlook?

A:                       We do not expect the matters related to Siwei to have a significant impact on Caterpillar’s 2013 sales and revenues or profit.

Q14:        Will there be litigation as a result of the Siwei investigation?

A:                       Caterpillar was misled by the accounting misconduct at Siwei.  There has been a tremendous amount of time, energy and resources dedicated to this investigation to date.  But, we are not done. We are putting in more effort to finish our investigation as we consider all our options to recover our losses and hold those responsible accountable for their wrongdoing.  Caterpillar has a long-standing policy not to comment on pending or contemplated litigation, and further comment is not appropriate at this time.

GLOSSARY OF TERMS

1.                            All Other Segment — Primarily includes activities such as: the remanufacturing of Cat engines and components and remanufacturing services for other companies as well as the product management, development, manufacturing, marketing and product support of undercarriage, specialty products, hardened bar stock components and ground engaging tools primarily for Caterpillar products; logistics services; the product management, development, marketing, sales and product support of on-highway vocational trucks for North America (U.S. & Canada only); distribution services responsible for dealer development and administration, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts; and the 50/50 joint venture with Navistar (NC2) until it became a wholly owned subsidiary of Navistar effective September 29, 2011.  On July 31, 2012, we sold a majority interest in Caterpillar’s third party logistics business.

2.                            Consolidating Adjustments — Eliminations of transactions between Machinery and Power Systems and Financial Products.

3.                            Construction Industries — A segment responsible for small and core construction machines.  Responsibility includes business strategy, product design, product management and development, manufacturing, marketing, and sales and product support.  The product portfolio includes backhoe loaders, small wheel loaders, small track-type tractors, skid steer loaders, multi-terrain loaders, mini excavators, compact wheel loaders, select work tools, small, medium and large track excavators, wheel excavators, medium wheel loaders, medium track-type tractors, track-type loaders, motor graders and pipe layers.  In addition, Construction Industries has responsibility for Power Systems and components in Japan and an integrated manufacturing cost center that supports Machinery and Power Systems businesses.

4.                            Currency — With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar.  With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar.  Currency includes the impact on sales and operating profit for the Machinery and Power Systems lines of business only; currency impacts on Financial Products revenues and operating profit are included in the Financial Products portions of the respective analyses.  With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results.

5.                            Debt-to-Capital Ratio — A key measure of financial strength used by both management and our credit rating agencies.  The metric is a ratio of Machinery and Power Systems debt (short-term borrowings plus long-term debt) and redeemable noncontrolling interest to the sum of Machinery and Power Systems debt, redeemable noncontrolling interest and stockholders’ equity.

6.                            EAME — A geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

7.                            Earning Assets — Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.

8.                            Financial Products Segment — Provides financing to customers and dealers for the purchase and lease of Caterpillar and other equipment, as well as some financing for Caterpillar sales to dealers.  Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans.  The segment also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

9.                            Latin America — Geographic region including Central and South American countries and Mexico.

10.                     Machinery and Power Systems (M&PS) — Represents the aggregate total of Construction Industries, Resource Industries, Power Systems, and All Other Segment and related corporate items and eliminations.

11.                     Machinery and Power Systems Other Operating (Income) Expenses — Comprised primarily of gains/losses on disposal of long-lived assets, long-lived asset impairment charges, pension curtailment charges and employee redundancy costs.

12.                     Manufacturing Costs — Manufacturing costs exclude the impacts of currency and represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs.  Variable manufacturing costs are defined as having a direct relationship with the volume of production.  This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process.  Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume.  Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

13.                     Power Systems — A segment responsible for the product management, development, manufacturing, marketing, sales and product support of reciprocating engine powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the marine and petroleum industries; reciprocating engines supplied to the industrial industry as well as Caterpillar machinery; the product management, development, manufacturing, marketing, sales and product support of turbines and turbine-related services; the development, manufacturing, remanufacturing, maintenance, leasing and service of diesel-electric locomotives and components and other rail-related products and services.

14.                     Price Realization — The impact of net price changes excluding currency and new product introductions.  Consolidated price realization includes the impact of changes in the relative weighting of sales between geographic regions.

15.                     Resource Industries — A segment responsible for business strategy, product design, product management and development, manufacturing, marketing and sales and product support for large track-type tractors, large mining trucks, underground mining equipment, tunnel boring equipment, large wheel loaders, off-highway trucks, articulated trucks, wheel tractor scrapers, wheel dozers, compactors, select work tools, forestry products, paving products, machinery components and electronics and control systems.  In addition, Resource Industries manages areas that provide services to other parts of the company, including integrated manufacturing, research and development and coordination of the Caterpillar Production System.  On July 8, 2011, the acquisition of Bucyrus International, Inc. was completed.  This added the responsibility for business strategy, product design, product management and development, manufacturing, marketing and sales and product support for electric rope shovels, draglines, hydraulic shovels, drills, highwall miners and electric drive off-highway trucks to Resource Industries.  In addition, Resource Industries segment profit includes Bucyrus acquisition-related costs and the impact from divestiture of portions of the Bucyrus distribution business.

16.                     Sales Volume — With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for Machinery and Power Systems as well as the incremental revenue impact of new product introductions, including emissions-related product updates.  With respect to operating profit, sales volume represents the impact of changes in the quantities sold for Machinery and Power Systems combined with product mix as well as the net operating profit impact of new product introductions, including emissions-related product updates.  Product mix represents the net operating profit impact of changes in the relative weighting of Machinery and Power Systems sales with respect to total sales.

17.                     Siwei — ERA Mining Machinery Limited (ERA), including its wholly-owned subsidiary Zhengzhou Siwei Mechanical & Electrical Manufacturing Co., Ltd., commonly known as Siwei, which was acquired during the second quarter of 2012.  Siwei primarily designs, manufactures, sells and supports underground coal mining equipment in China and is included in our Resource Industries segment.

NON-GAAP FINANCIAL MEASURES

The following definition is provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission.  This non-GAAP financial measure has no standardized meaning prescribed by U.S. GAAP and therefore is unlikely to be comparable to the calculation of similar measures for other companies.  Management does not intend this item to be considered in isolation or substituted for the related GAAP measure.

Machinery and Power Systems

Caterpillar defines Machinery and Power Systems as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.  Machinery and Power Systems information relates to the design, manufacture and marketing of our products.  Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment.  The nature of these businesses is different, especially with regard to the financial position and cash flow items.  Caterpillar management utilizes this presentation internally to highlight these differences.  We also believe this presentation will assist readers in understanding our business.  Pages 24-29 reconcile Machinery and Power Systems with Financial Products on the equity basis to Caterpillar Inc. consolidated financial information.

Caterpillar’s latest financial results and outlook are also available via:

Telephone:

(800) 228-7717 (Inside the United States and Canada)

(858) 764-9492 (Outside the United States and Canada)

Internet:

http://www.caterpillar.com/investor

http://www.caterpillar.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:

Jim Dugan

Corporate Public Affairs

(309) 494-4100 (Office) or (309) 360-7311 (Mobile)

mail to: Dugan_Jim@cat.com

Caterpillar Inc.

Condensed Consolidated Statement of Results of Operations

(Unaudited)

(Dollars in millions except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Sales and revenues:
Sales of Machinery and Power Systems	$15,357	$16,557	$63,068	$57,392
Revenues of Financial Products	718	686	2,807	2,746
Total sales and revenues	16,075	17,243	65,875	60,138

Operating costs:
Cost of goods sold	11,899	12,763	47,055	43,578
Selling, general and administrative expenses	1,591	1,487	5,919	5,203
Research and development expenses	613	604	2,466	2,297
Interest expense of Financial Products	198	203	797	826
Goodwill impairment charge	580	—	580	—
Other operating (income) expenses	156	226	485	1,081
Total operating costs	15,037	15,283	57,302	52,985

Operating profit	1,038	1,960	8,573	7,153

Interest expense excluding Financial Products	115	107	467	396
Other income (expense)	(11)	125	130	(32)

Consolidated profit before taxes	912	1,978	8,236	6,725

Provision (benefit) for income taxes	214	416	2,528	1,720
Profit of consolidated companies	698	1,562	5,708	5,005

Equity in profit (loss) of unconsolidated affiliated companies	2	—	14	(24)

Profit of consolidated and affiliated companies	700	1,562	5,722	4,981

Less: Profit (loss) attributable to noncontrolling interests	3	15	41	53

Profit [1]	$697	$1,547	$5,681	$4,928

Profit per common share	$1.07	$2.39	$8.71	$7.64

Profit per common share — diluted [2]	$1.04	$2.32	$8.48	$7.40

Weighted average common shares outstanding (millions)
- Basic	654.4	647.1	652.6	645.0
- Diluted [2]	669.3	665.9	669.6	666.1

Cash dividends declared per common share	$1.04	$0.92	$2.02	$1.82

1                   Profit attributable to common stockholders.

2                   Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

Caterpillar Inc.

Condensed Consolidated Statement of Financial Position

(Unaudited)

(Millions of dollars)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and short-term investments	$5,490	$3,057
Receivables - trade and other	10,092	10,285
Receivables — finance	8,860	7,668
Deferred and refundable income taxes	1,547	1,580
Prepaid expenses and other current assets	988	994
Inventories	15,547	14,544
Total current assets	42,524	38,128

Property, plant and equipment — net	16,461	14,395
Long-term receivables - trade and other	1,316	1,130
Long-term receivables — finance	14,029	11,948
Investments in unconsolidated affiliated companies	272	133
Noncurrent deferred and refundable income taxes	2,011	2,157
Intangible assets	4,016	4,368
Goodwill	6,942	7,080
Other assets	1,785	2,107
Total assets	$89,356	$81,446

Liabilities
Current liabilities:
Short-term borrowings:
– Machinery and Power Systems	$636	$93
– Financial Products	4,651	3,895
Accounts payable	6,753	8,161
Accrued expenses	3,667	3,386
Accrued wages, salaries and employee benefits	1,911	2,410
Customer advances	2,978	2,691
Dividends payable	—	298
Other current liabilities	2,055	1,967
Long-term debt due within one year:
– Machinery and Power Systems	1,113	558
– Financial Products	5,991	5,102
Total current liabilities	29,755	28,561

Long-term debt due after one year:
– Machinery and Power Systems	8,666	8,415
– Financial Products	19,086	16,529
Liability for postemployment benefits	11,085	10,956
Other liabilities	3,182	3,583
Total liabilities	71,774	68,044

Redeemable noncontrolling interest	—	473

Stockholders’ equity
Common stock	4,481	4,273
Treasury stock	(10,074)	(10,281)
Profit employed in the business	29,558	25,219
Accumulated other comprehensive income (loss)	(6,433)	(6,328)
Noncontrolling interests	50	46
Total stockholders’ equity	17,582	12,929
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$89,356	$81,446

Caterpillar Inc.

Condensed Consolidated Statement of Cash Flow

(Unaudited)

(Millions of dollars)

	Twelve Months Ended
	December 31,
	2012	2011
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$5,722	$4,981
Adjustments for non-cash items:
Depreciation and amortization	2,813	2,527
Goodwill impairment charge	580	—
Other	(191)	457
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables — trade and other	(173)	(1,345)
Inventories	(1,149)	(2,927)
Accounts payable	(1,868)	1,555
Accrued expenses	183	308
Accrued wages, salaries and employee benefits	(490)	619
Customer advances	241	173
Other assets — net	252	(91)
Other liabilities — net	(679)	753
Net cash provided by (used for) operating activities	5,241	7,010
Cash flow from investing activities:
Capital expenditures — excluding equipment leased to others	(3,350)	(2,515)
Expenditures for equipment leased to others	(1,726)	(1,409)
Proceeds from disposals of leased assets and property, plant and equipment	1,117	1,354
Additions to finance receivables	(12,010)	(10,001)
Collections of finance receivables	8,995	8,874
Proceeds from sale of finance receivables	132	207
Investments and acquisitions (net of cash acquired)	(618)	(8,184)
Proceeds from sale of businesses and investments (net of cash sold)	1,199	376
Proceeds from sale of available-for-sale securities	306	247
Investments in available-for-sale securities	(402)	(336)
Other — net	167	(40)
Net cash provided by (used for) investing activities	(6,190)	(11,427)
Cash flow from financing activities:
Dividends paid	(1,617)	(1,159)
Distribution to noncontrolling interests	(6)	(3)
Common stock issued, including treasury shares reissued	52	123
Excess tax benefit from stock-based compensation	192	189
Acquisitions of noncontrolling interests	(449)	(8)
Proceeds from debt issued (original maturities greater than three months)	16,015	15,460
Payments on debt (original maturities greater than three months)	(11,099)	(10,593)
Short-term borrowings — net (original maturities three months or less)	461	(43)
Net cash provided by (used for) financing activities	3,549	3,966
Effect of exchange rate changes on cash	(167)	(84)
Increase (decrease) in cash and short-term investments	2,433	(535)
Cash and short-term investments at beginning of period	3,057	3,592
Cash and short-term investments at end of period	$5,490	$3,057

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Three Months Ended December 31, 2012
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$15,357	$15,357	$—	$—
Revenues of Financial Products	718	—	807	(89)[2]
Total sales and revenues	16,075	15,357	807	(89)

Operating costs:
Cost of goods sold	11,899	11,899	—	—
Selling, general and administrative expenses	1,591	1,426	188	(23)[3]
Research and development expenses	613	613	—	—
Interest expense of Financial Products	198	—	199	(1)[4]
Goodwill impairment charge	580	580	—	—
Other operating (income) expenses	156	(87)	238	5 [3]
Total operating costs	15,037	14,431	625	(19)

Operating profit	1,038	926	182	(70)

Interest expense excluding Financial Products	115	126	—	(11)[4]
Other income (expense)	(11)	(84)	14	59 [5]

Consolidated profit before taxes	912	716	196	—

Provision for income taxes	214	168	46	—
Profit of consolidated companies	698	548	150	—

Equity in profit (loss) of unconsolidated affiliated companies	2	2	—	—
Equity in profit of Financial Products’ subsidiaries	—	147	—	(147)[6]

Profit of consolidated and affiliated companies	700	697	150	(147)

Less: Profit (loss) attributable to noncontrolling interests	3	—	3	—

Profit [7]	$697	$697	$147	$(147)

1                                 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2                                 Elimination of Financial Products’ revenues earned from Machinery and Power Systems.

3                                 Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.

4                                 Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.

5                                 Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.

6                                 Elimination of Financial Products’ profit due to equity method of accounting.

7                                 Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Three Months Ended December 31, 2011
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$16,557	$16,557	$—	$—
Revenues of Financial Products	686	—	766	(80)[2]
Total sales and revenues	17,243	16,557	766	(80)

Operating costs:
Cost of goods sold	12,763	12,763	—	—
Selling, general and administrative expenses	1,487	1,344	177	(34)[3]
Research and development expenses	604	604	—	—
Interest expense of Financial Products	203	—	203	— [4]
Other operating (income) expenses	226	(23)	230	19 [3]
Total operating costs	15,283	14,688	610	(15)

Operating profit	1,960	1,869	156	(65)

Interest expense excluding Financial Products	107	118	—	(11)[4]
Other income (expense)	125	63	8	54 [5]

Consolidated profit before taxes	1,978	1,814	164	—

Provision for income taxes	416	384	32	—
Profit of consolidated companies	1,562	1,430	132	—

Equity in profit (loss) of unconsolidated affiliated companies	—	—	—	—
Equity in profit of Financial Products’ subsidiaries	—	129	—	(129)[6]

Profit of consolidated and affiliated companies	1,562	1,559	132	(129)

Less: Profit (loss) attributable to noncontrolling interests	15	12	3	—

Profit [7]	$1,547	$1,547	$129	$(129)

1                                 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2                                 Elimination of Financial Products’ revenues earned from Machinery and Power Systems.

3                                 Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.

4                                 Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.

5                                 Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.

6                                 Elimination of Financial Products’ profit due to equity method of accounting.

7                                 Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Twelve Months Ended December 31, 2012
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$63,068	$63,068	$—	$—
Revenues of Financial Products	2,807	—	3,160	(353)[2]
Total sales and revenues	65,875	63,068	3,160	(353)

Operating costs:
Cost of goods sold	47,055	47,055	—	—
Selling, general and administrative expenses	5,919	5,348	618	(47)[3]
Research and development expenses	2,466	2,466	—	—
Interest expense of Financial Products	797	—	801	(4)[4]
Goodwill impairment charge	580	580	—	—
Other operating (income) expenses	485	(495)	1,000	(20)[3]
Total operating costs	57,302	54,954	2,419	(71)

Operating profit	8,573	8,114	741	(282)

Interest expense excluding Financial Products	467	512	—	(45)[4]
Other income (expense)	130	(146)	39	237 [5]

Consolidated profit before taxes	8,236	7,456	780	—

Provision for income taxes	2,528	2,314	214	—
Profit of consolidated companies	5,708	5,142	566	—

Equity in profit (loss) of unconsolidated affiliated companies	14	14	—	—
Equity in profit of Financial Products’ subsidiaries	—	555	—	(555)[6]

Profit of consolidated and affiliated companies	5,722	5,711	566	(555)

Less: Profit (loss) attributable to noncontrolling interests	41	30	11	—

Profit [7]	$5,681	$5,681	$555	$(555)

1                                 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2                                 Elimination of Financial Products’ revenues earned from Machinery and Power Systems.

3                                 Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.

4                                 Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.

5                                 Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.

6                                 Elimination of Financial Products’ profit due to equity method of accounting.

7                                 Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Twelve Months Ended December 31, 2011
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$57,392	$57,392	$—	$—
Revenues of Financial Products	2,746	—	3,057	(311)[2]
Total sales and revenues	60,138	57,392	3,057	(311)

Operating costs:
Cost of goods sold	43,578	43,578	—	—
Selling, general and administrative expenses	5,203	4,631	621	(49)[3]
Research and development expenses	2,297	2,297	—	—
Interest expense of Financial Products	826	—	827	(1)[4]
Other operating (income) expenses	1,081	63	1,026	(8)[3]
Total operating costs	52,985	50,569	2,474	(58)

Operating profit	7,153	6,823	583	(253)

Interest expense excluding Financial Products	396	439	—	(43)[4]
Other income (expense)	(32)	(279)	37	210 [5]

Consolidated profit before taxes	6,725	6,105	620	—

Provision (benefit) for income taxes	1,720	1,568	152	—
Profit of consolidated companies	5,005	4,537	468	—

Equity in profit (loss) of unconsolidated affiliated companies	(24)	(24)	—	—
Equity in profit of Financial Products’ subsidiaries	—	453	—	(453)[6]

Profit of consolidated and affiliated companies	4,981	4,966	468	(453)

Less: Profit (loss) attributable to noncontrolling interests	53	38	15	—

Profit [7]	$4,928	$4,928	$453	$(453)

1                                 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2                                 Elimination of Financial Products’ revenues earned from Machinery and Power Systems.

3                                 Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.

4                                 Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.

5                                 Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.

6                                 Elimination of Financial Products’ profit due to equity method of accounting.

7                                 Profit attributable to common stockholders.

Caterpillar Inc.

Supplemental Data for Cash Flow

For The Twelve Months Ended December 31, 2012

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$5,722	$5,711	$566	$(555)[2]
Adjustments for non-cash items:
Depreciation and amortization	2,813	2,082	731	—
Undistributed profit of Financial Products	—	(305)	—	305 [3]
Goodwill impairment charge	580	580	—	—
Other	(191)	(298)	(88)	195 [4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	(173)	—	(37)	(136)[4,5]
Inventories	(1,149)	(1,094)	—	(55)[4]
Accounts payable	(1,868)	(1,821)	(15)	(32)[4]
Accrued expenses	183	134	48	1 [4]
Accrued wages, salaries and employee benefits	(490)	(488)	(2)	—
Customer advances	241	241	—	—
Other assets - net	252	275	(7)	(16)[4]
Other liabilities - net	(679)	(819)	124	16 [4]
Net cash provided by (used for) operating activities	5,241	4,198	1,320	(277)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(3,350)	(3,335)	(15)	—
Expenditures for equipment leased to others	(1,726)	(100)	(1,781)	155 [4,9]
Proceeds from disposals of leased assets and property, plant and equipment	1,117	244	891	(18)[4]
Additions to finance receivables	(12,010)	—	(18,754)	6,744 [5,8,9]
Collections of finance receivables	8,995	—	14,787	(5,792)[5,9]
Net intercompany purchased receivables	—	—	250	(250)[5]
Proceeds from sale of finance receivables	132	—	144	(12)[5]
Net intercompany borrowings	—	(203)	33	170 [6]
Investments and acquisitions (net of cash acquired)	(618)	(562)	—	(56)[9]
Proceeds from sale of businesses and investments (net of cash sold)	1,199	1,943	—	(744)[8]
Proceeds from sale of available-for-sale securities	306	27	279	—
Investments in available-for-sale securities	(402)	(8)	(394)	—
Other - net	167	126	41	—
Net cash provided by (used for) investing activities	(6,190)	(1,868)	(4,519)	197
Cash flow from financing activities:
Dividends paid	(1,617)	(1,617)	(250)	250 [7]
Distribution to noncontrolling interests	(6)	(6)	—	—
Common stock issued, including treasury shares reissued	52	52	—	—
Excess tax benefit from stock-based compensation	192	192	—	—
Acquisitions of noncontrolling interests	(449)	(449)	—	—
Net intercompany borrowings	—	(33)	203	(170)[6]
Proceeds from debt issued (original maturities greater than three months)	16,015	2,209	13,806	—
Payments on debt (original maturities greater than three months)	(11,099)	(1,107)	(9,992)	—
Short-term borrowings - net (original maturities three months or less)	461	(14)	475	—
Net cash provided by (used for) financing activities	3,549	(773)	4,242	80
Effect of exchange rate changes on cash	(167)	(80)	(87)	—
Increase (decrease) in cash and short-term investments	2,433	1,477	956	—
Cash and short-term investments at beginning of period	3,057	1,829	1,228	—
Cash and short-term investments at end of period	$5,490	$3,306	$2,184	$—

1                   Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2                   Elimination of Financial Products’ profit after tax due to equity method of accounting.

3                   Non-cash adjustment for the undistributed earnings from Financial Products.

4                   Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.

5                   Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.

6                   Elimination of net proceeds and payments to/from Machinery and Power Systems and Financial Products.

7                   Elimination of dividend from Financial Products to Machinery and Power Systems.

8                   Elimination of proceeds received from Financial Products related to Machinery and Power Systems’ sale of portions of the Bucyrus distribution businesses to Cat dealers.

9                   Reclassification of Financial Products’ payments related to Machinery and Power Systems’ acquisition of Caterpillar Tohoku Limited.

Caterpillar Inc.

Supplemental Data for Cash Flow

For The Twelve Months Ended December 31, 2011

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$4,981	$4,966	$468	$(453)[2]
Adjustments for non-cash items:
Depreciation and amortization	2,527	1,802	725	—
Other	457	342	(112)	227 [4]
Financial Products’ dividend in excess of profit	—	147	—	(147)[3]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	(1,345)	286	5	(1,636)[4,5]
Inventories	(2,927)	(2,924)	—	(3)[4]
Accounts payable	1,555	1,635	(8)	(72)[4]
Accrued expenses	308	282	28	(2)[4]
Accrued wages, salaries and employee benefits	619	610	9	—
Customer advances	173	173	—	—
Other assets - net	(91)	(139)	35	13 [4]
Other liabilities - net	753	792	(26)	(13)[4]
Net cash provided by (used for) operating activities	7,010	7,972	1,124	(2,086)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(2,515)	(2,503)	(12)	—
Expenditures for equipment leased to others	(1,409)	(143)	(1,342)	76 [4]
Proceeds from disposals of leased assets and property, plant and equipment	1,354	259	1,173	(78)[4]
Additions to finance receivables	(10,001)	—	(17,058)	7,057 [5,8]
Collections of finance receivables	8,874	—	15,260	(6,386)[5]
Net intercompany purchased receivables	—	—	(1,164)	1,164 [5]
Proceeds from sale of finance receivables	207	—	207	—
Net intercompany borrowings	—	600	41	(641)[6]
Investments and acquisitions (net of cash acquired)	(8,184)	(8,184)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	376	712	11	(347)[8]
Proceeds from sale of available-for-sale securities	247	13	234	—
Investments in available-for-sale securities	(336)	(15)	(321)	—
Other - net	(40)	(70)	26	4 [9]
Net cash provided by (used for) investing activities	(11,427)	(9,331)	(2,945)	849
Cash flow from financing activities:
Dividends paid	(1,159)	(1,159)	(600)	600 [7]
Distribution to noncontrolling interests	(3)	(3)	—	—
Common stock issued, including treasury shares reissued	123	123	4	(4)[9]
Excess tax benefit from stock-based compensation	189	189	—	—
Acquisitions of noncontrolling interests	(8)	(1)	(7)	—
Net intercompany borrowings	—	(41)	(600)	641 [6]
Proceeds from debt issued (original maturities greater than three months)	15,460	4,587	10,873	—
Payments on debt (original maturities greater than three months)	(10,593)	(2,269)	(8,324)	—
Short-term borrowings - net (original maturities three months or less)	(43)	60	(103)	—
Net cash provided by (used for) financing activities	3,966	1,486	1,243	1,237
Effect of exchange rate changes on cash	(84)	(123)	39	—
Increase (decrease) in cash and short-term investments	(535)	4	(539)	—
Cash and short-term investments at beginning of period	3,592	1,825	1,767	—
Cash and short-term investments at end of period	$3,057	$1,829	$1,228	$—

1                   Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2                   Elimination of Financial Products’ profit after tax due to equity method of accounting.

3                   Elimination of Financial Products’ dividend to Machinery and Power Systems in excess of Financial Products’ profit.

4                   Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.

5                   Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.

6                   Elimination of net proceeds and payments to/from Machinery and Power Systems and Financial Products.

7                   Elimination of dividend from Financial Products to Machinery and Power Systems.

8                   Elimination of proceeds received from Financial Products related to Machinery and Power Systems’ sale of Carter Machinery.

9                   Elimination of change in investment and common stock related to Financial Products.

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